                                                                    Exhibit 99.1

[WEBSENCE LOGO]

IR CONTACT: Kate Patterson              MEDIA CONTACT: Carolyn Krytzer
            Websense Inc.                              Websense Inc.
            (858) 320-8072                             (858) 320-9276
            kpatterson@websense.com                    ckrytzer@websense.com

N E W S R E L E A S E

WEBSENSE CONFIRMS RECORD SECOND QUARTER REVENUE, STRONG GROWTH IN BILLINGS

Revenue Rises 34 Percent to $19.5 Million and Billings Increase 41 Percent to $25.8 Million Compared to the Second Quarter of 2002

      SAN DIEGO, July 22, 2003 - Websense Inc. (NASDAQ: WBSN), the world's leading provider of employee Internet management (EIM) software, today announced final results for the second quarter ended June 30, 2003.

      Revenue for the second quarter was a record $19.5 million, an increase of 34 percent from the $14.6 million reported in the second quarter a year ago. Second quarter net income was $4.1 million, or 18 cents per diluted share, compared to net income in the second quarter of 2002 of $3.5 million, or 15 cents per diluted share. Second quarter 2003 results reflected an effective tax rate of 39 percent, compared to an effective tax rate of approximately seven percent in the second quarter of 2002.

      The company ended the quarter with $156.9 million in cash and investments, an increase of $5.7 million from the prior quarter, and no debt. The increase in the cash and investments balance reflected strong operating cash flow, partially offset by $2.8 million in estimated tax payments and $2.4 million spent during the second quarter to repurchase 165,000 shares of the company's common stock at an average price of $14.64.

      For the six months ended June 30, revenue was $38.0 million, up 38 percent from $27.6 million in the first six months of 2002. Net income totaled $7.9 million, or 35 cents per diluted share, compared to $6.2 million, or 26 cents per diluted share, during the first six months of 2002. Results for the first six months of 2003 reflected an effective tax rate of 39 percent, compared to an effective tax rate of approximately five percent in the first six months of 2002.

      "We are very pleased with our results this quarter, which, along with recently published data from IDC, confirm that Websense continues to lead the market in EIM solutions," said John Carrington, chairman and CEO of Websense. "We believe the strong sequential quarter increase in billings is attributable to a number of factors. Most notably, customers are choosing Websense Enterprise not only for its Web filtering capabilities and the quality of the database, but for the added features that have been built into the recently released Websense Enterprise


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WEBSENSE INC.
Q2 2003 EARNINGS RELEASE (PAGE 2)

version 5 that are unmatched by any other EIM solution. In addition, our VAR channel is becoming more proficient in demonstrating the value proposition of the new features to their customers. The net result is continued strong demand for our products."

      "Websense Enterprise is the only EIM solution that extends the IT administrator's control from the Internet gateway to the desktop and onto the network," Carrington added. "Instant messaging, peer-to-peer networks, spyware, and hacking tools create additional challenges for IT administrators that can only be managed by having a presence at all three of these points of policy enforcement. With Websense Enterprise version 5 and our add-on application modules, administrators can manage application use at the desktop, bandwidth allocation within the network and Internet use at the gateway. Customers are beginning to realize how powerful this combination can be in mitigating risks and improving productivity."

      Websense sells subscriptions to its products primarily on a one-, two- or three-year basis, billing the entire amount to the customer up-front. The company then recognizes pro-rata portions of the total billings as subscription revenue on a monthly straight-line basis over the life of the subscriptions. Total billings in the second quarter were $25.8 million, an increase of 38 percent compared with $18.7 million in the first quarter of 2003 and an increase of 41 percent compared with $18.3 million in the second quarter of 2002. Billings for the quarter included a $1.1 million, three-year transaction with AT&T and several other smaller transactions that had been expected to close in the first quarter of 2003.

      Deferred revenue - which represents amounts billed to customers but not yet recognized as subscription revenue - was $71.1 million at the end of the second quarter, an increase of approximately $6.2 million from the first quarter of 2003. The increase in deferred revenue reflects the amount that total billings during the quarter exceeded total subscription revenue recognized in the quarter. Deferred revenue has increased every quarter since the company's initial public offering in March 2000.

      Operating margin was 30 percent for the quarter, reflecting both revenue growth and continued prudent financial controls. Operating expenses were 63 percent of revenue, compared with 71 percent in the second quarter of 2002, as the company continues to generate a strong return on its investments in marketing and research and development.

BUSINESS HIGHLIGHTS

      Business highlights since the end of the first quarter included:

      - IDC confirmed the company's position as market share leader in the Web filtering segment of the Secure Content Market. Websense gained five points of market share during 2002, primarily at the expense of its two largest competitors, which each lost share during the year.

      - Websense added more than 800 new customers during the quarter, increasing the number of customers to approximately 19,400 worldwide. Seats under subscription increased by more than 1.2 million seats to more than 15 million.


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WEBSENSE INC.
Q2 2003 EARNINGS RELEASE (PAGE 3)

      - The Websense Master Database grew to 4.6 million Web sites representing more than 1.1 billion unique Web pages. Websense has now categorized nearly six million Web sites in more than 50 languages, including approximately 1.3 million dead links that have been removed from the database. Additionally, the company has identified and categorized more than 115,000 applications and executable files in the Client Application Manager(TM) database.

      - The company added important domestic and international customers to its roster of clients, including ADP, Inc., Sara Lee Corporation, Telstra, Mayo Foundation, Conoco Oil, Telecom Italia and the Swedish Tax Authority. International customers accounted for 29 percent of subscription revenue in the quarter.

      - The company closed a $1.1 million, three-year subscription to Websense Enterprise(R) and all three Premium Groups with AT&T, a long-time managed service provider customer. AT&T's Managed Services group offers the Websense EIM solution bundled with its Managed Firewall Service to customers worldwide. The new subscription contract represents both new and renewal seats.

      - Renewals remained strong, and significant renewing or upgrading customers included Federated Systems, Chicago Public Schools, Southwest Airlines, Waste Management, Petrobas, Saudi Telecom, and HSBC in the U.K.

      - Websense continued to expand the number of platform integrations available to customers with a new agreement to embed Websense Enterprise directly on Cisco's Content Engine, and support for Cisco's IOS software and Squid open source proxy server. Websense now has more than 30 platform integrations, including several "on-box" integrations, as well as a platform-independent solution for small and medium-sized businesses.

      - The company released Websense Explorer(TM), an interactive, Web-based reporting tool that provides real-time Internet use data. With Websense Explorer, non-technical managers can easily view summary data to pinpoint areas of possible risk and develop usage policies to mitigate those risks.

THIRD QUARTER OUTLOOK

      Although unsettled political and economic conditions in many parts of the world continue to cloud the global business outlook, Websense provides guidance on its anticipated financial performance in the coming quarter. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change.


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WEBSENSE INC.
Q2 2003 EARNINGS RELEASE (PAGE 4)

      The company expects year-over-year revenue growth in the third quarter of 2003 to be approximately 30 percent. Earnings per share are expected to be in the range of 17 to 18 cents and will reflect a 39 percent effective tax rate.

CONFERENCE CALL

      Websense is hosting a conference call and simultaneous Webcast today at 5:00 p.m. (EDT) to discuss these results. To participate in the call, investors should dial (800) 289-0544 (domestic) or (913) 981-5534 (international) ten minutes prior to the scheduled start of the call. The Webcast may be accessed via the Internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company's Web site through September 30 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 725042.

NON-GAAP FINANCIAL MEASURES

      This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company's sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the second quarter of 2003 is set forth at the end of this press release.

ABOUT WEBSENSE INC.

      Websense Inc. (Nasdaq: WBSN) is the world's leading provider of employee Internet management solutions. Websense Enterprise software enables organizations to manage how employees use their computing resources, including Internet access, desktop applications and network bandwidth. These solutions help improve productivity and security, conserve information technology resources, and mitigate legal liability for our customers. Websense serves more than 19,400 customers worldwide, including many of the world's largest corporations. For more information, visit www.websense.com.

                                      # # #

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense's results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates" and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties which


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WEBSENSE INC.
Q2 2003 EARNINGS RELEASE (PAGE 5)

contribute to the uncertain nature of these statements include, among others, customer acceptance of the company's services, products and fee structures; the success of Websense's brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company's products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense's public filings with the Securities and Exchange Commission, available at (http://www.sec.gov).
Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.


                                Tables to follow


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WEBSENSE INC.
Q2 2003 EARNINGS RELEASE (PAGE 6)

                                 WEBSENSE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED            SIX MONTHS ENDED
                                                ----------------------        ----------------------
                                                JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                                                 2003           2002           2003           2002
                                                -------        -------        -------        -------
Revenue                                         $19,524        $14,550        $38,028        $27,585
Cost of revenue                                   1,290          1,061          2,595          1,994
                                                -------        -------        -------        -------
Gross margin                                     18,234         13,489         35,433         25,591

Operating expenses:
  Selling and marketing                           7,546          6,296         14,181         12,235
  Research and development                        3,106          2,571          6,324          4,878
  General and administrative                      1,672          1,378          3,216          3,045
  Amortization of stock-based compensation           22            125             65            285
                                                -------        -------        -------        -------
    Total operating expenses                     12,346         10,370         23,786         20,443
                                                -------        -------        -------        -------
Income from operations                            5,888          3,119         11,647          5,148
Other income, net                                   780            688          1,455          1,401
                                                -------        -------        -------        -------
Net income before income taxes                    6,668          3,807         13,102          6,549
Provision for income taxes                        2,580            261          5,154            347
                                                -------        -------        -------        -------
Net income                                      $ 4,088        $ 3,546        $ 7,948        $ 6,202
                                                =======        =======        =======        =======
Basic net income per share                      $  0.19        $  0.17        $  0.36        $  0.30
                                                =======        =======        =======        =======
Diluted net income per share                    $  0.18        $  0.15        $  0.35        $  0.26
                                                =======        =======        =======        =======
Basic common shares                              21,882         21,105         21,838         20,942
                                                =======        =======        =======        =======
Diluted common shares                            22,613         23,411         22,673         23,411
                                                =======        =======        =======        =======
FINANCIAL DATA:
Total deferred revenue                          $71,093        $50,016        $71,093        $50,016
                                                -------        -------        -------        -------



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WEBSENSE INC.
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                                 WEBSENSE, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    JUNE 30,         DECEMBER 31,
                                                     2003              2002
                                                   ---------         ---------
ASSETS
Current assets:
  Cash and cash equivalents                        $  98,270         $  61,713
  Investments in marketable securities                58,586            78,753
  Accounts receivable, net                            18,458            19,840
  Deferred income taxes                                8,731             8,731
  Other current assets                                 1,497             1,184
                                                   ---------         ---------
    Total current assets                             185,542           170,221
Property and equipment, net                            2,985             2,967
Deferred income taxes, less current portion            6,701             6,701
Deposits and other assets                                259               299
                                                   ---------         ---------
TOTAL ASSETS                                       $ 195,487         $ 180,188
                                                   =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $     777         $     761
  Accrued payroll and related benefits                 3,949             3,627
  Other accrued expenses                               2,975             3,440
  Income taxes payable                                 3,541               970
  Deferred revenue, current portion                   51,492            46,964
                                                   ---------         ---------
    Total current liabilities                         62,734            55,762

Deferred revenue, less current portion                19,601            17,715

STOCKHOLDERS' EQUITY:
  Common stock                                           221               217
  Additional paid-in capital                         108,308           107,058
  Deferred compensation                                  (18)              (83)
  Retained earnings (deficit)                          6,991              (957)
  Accumulated other comprehensive income                  66               476
  Treasury stock                                      (2,416)               --
                                                   ---------         ---------
    Total stockholders' equity                       113,152           106,711
                                                   ---------         ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 195,487         $ 180,188
                                                   ---------         ---------

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WEBSENSE INC.
Q2 2003 EARNINGS RELEASE (PAGE 8)

                                 WEBSENSE, INC.
                 RECONCILIATION OF BILLINGS TO DEFERRED REVENUE
                                 (IN THOUSANDS)

Deferred revenue balance March 31, 2003        $ 64,863
Billings second quarter 2003                     25,754
Revenue recognized second quarter 2003          (19,524)
                                               --------
Deferred revenue balance June 30, 2003         $ 71,093
                                               --------